Exhibit 1.01

Dynamic Materials Corporation
Conflict Minerals Report
For The Year Ended December 31, 2013

Introduction

This is the Conflict Minerals Report of Dynamic Materials Corporation (“DMC”) for calendar year 2013 in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “1934 Act”). Unless the context indicates otherwise, the terms “DMC,” “we” and “our” refer to Dynamic Materials Corporation and its consolidated subsidiaries. Please refer to Rule 13p-1, DMC’s Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

Where the reasonable country of origin inquiry “RCOI” indicated that raw materials which we purchased and were incorporated in our Products may have contained Conflict Minerals from the Conflict Areas, we expanded the RCOI into due diligence, as required under paragraph (c)(1) of Rule 13p-1.

Due Diligence Framework

DMC’s due diligence framework was designed in accordance with OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition, 2012) (the “OECD Framework”), an internationally recognized due diligence framework.

Due Diligence Measures Undertaken

DMC’s due diligence included the following processes:

•	Adopted a Conflict Minerals Compliance Policy governing the supply chain of Conflict Minerals from the Conflict Areas.

•	Communicated DMC's Conflicts Mineral Compliance Policy to our employees and suppliers.

•	Created an internal Conflict Minerals Compliance Team to design and lead DMC's due diligence and risk mitigation efforts.

•	Identified all suppliers from which DMC purchased raw materials during 2013.

•	Requested that each such supplier provide DMC information about the extent to which its products purchased by DMC did or did not include any Conflict Minerals.

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Obtained (as the preferred reporting format from each supplier) a completed Conflict Minerals Reporting Template, which was developed by the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative ("EICC/GeSI")

•	Identified any supplier who in its response to DMC had indicated that its product(s) may have contained Conflict Minerals from the Conflict Areas.

•	Identified the supplier who supplied products which may have contained Conflict Minerals to our supplier.

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Verified the above identified supplier was listed as compliant with the Conflict-Free Smelter Program assessment protocols of the Conflict Free Sourcing Initiative and thus did meet the requirements for classification as a Conflict-Free Smelter.

Product Description

Consistent with the Securities and Exchange Commission’s Order Issuing Stay (File No. S7-40-10) dated May 2, 2014, and related Statement dated April 29, 2014, DMC is providing information regarding its efforts to determine which, if any, of DMC’s Products contain any Conflicts Minerals from the Covered Countries.

•	Products: certain powders and pastes used in the Oilfield Products division.

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Facilities Used to Produce the Conflict Minerals/Efforts to Determine Mine or Location of Origin: DMC conducted due diligence (as described in more detail above) on one tin supplier and determined it was listed on the Conflict-Free Smelter list of the Conflict Free Sourcing Initiative.

•	Country of Origin: Majority of tin smelter intake from the Covered Countries was from Rwanda and the Katanga Province of the Democratic Republic of the Congo.

Independent Private Sector Audit

Pursuant to Rule 13p-1, no independent audit is required.

Risk Mitigation/Future Due Diligence Measures

For reporting for the year ending December 31, 2014, DMC plans to implement steps to improve information gathered from its RCOI and due diligence processes to mitigate the risk further that its necessary conflict minerals do not benefit armed groups. The steps include:

•	Increasing the response rate from suppliers;

•	Including a conflict minerals assessment in the supplier approval process; and

•	Reviewing—and enhancing where we deem appropriate—the composition and training of the internal DMC group leading DMC’s conflict minerals compliance efforts.

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